Exhibit (c)
Discussion Materials Regarding Project Topaz

Disclaimer

Table of Contents I. Transaction Overview II. Overview of Topaz III. Market Data IV. Precedent Transactions V. Summary of Preliminary Observations

I. Transaction Overview

Background and Transaction Overview Turquoise, through Sapphire (“Bidder”), is contemplating a tender offer (the “Offer”) for all the issued Ordinary Shares and American Depositary Shares (“ADSs”) of Topaz (the “Target” or the “Company”). Bidder currently holds approximately 35.6% equity stake in Topaz and would like to increase its shareholding in the Company The Offer will be for all Ordinary Shares and ADSs that Bidder does not already own and will be subject to the condition that Bidder receives tenders of a number of Ordinary Shares and ADSs which would result in Bidder owning more than 50% of the Ordinary Shares as at the final date of Closing If Bidder ends with 90% or more of the Ordinary Shares not already held by Bidder (and its related corporations or their respective nominees, its related corporations or their respective nominees) prior to the Offer (“90% Threshold”), Bidder intends to effect a compulsory acquisition of the remaining Ordinary Shares, or “squeeze out”, under Section 215 of the Companies Act of Singapore (the “Companies Act”) The offer price for the Ordinary Shares and ADSs will be based on a two-tier pricing structure. The offer price will be a fixed price if the 90% Threshold is not reached (“Offer Price”), and a higher fixed price per Ordinary Share and ADS if the 90% Threshold is reached (“Higher Offer Price”) The Offer will also be extended to holders of the convertible bonds and options of the Company The Offer will be structured as a cash offer and will be made concurrently to all holders of Ordinary Shares and ADSs, in accordance with (i) the Singapore Code on Take-overs and Mergers, (ii) the Companies Act, (iii) the Securities and Futures Act, and (iv) the United States tender offer rules and other applicable United States federal securities laws and regulations

II. Overview of Topaz

Goldman Sachs

Topaz Business Overview

Description

- Topaz is a provider of semiconductor packaging design, assembly, test and distribution solutions. Headquartered in Singapore, Topaz has manufacturing facilities strategically located in Singapore, US, South Korea, China, Malaysia and Taiwan
- Topaz provides a comprehensive range of semiconductor packaging and test solutions to a global customer base servicing the computing, communications, consumer, automotive and industrial markets:
  - **Packaging services**: for leaded, power and array packages designed to provide customers with a broad range of packaging solutions and full backend turnkey services for a wide variety of electronics applications
  - **Test services**: including wafer probe and final testing, on a diverse selection of test platforms, covering the major test platforms in the industry
  - **Pre-production and post-production services**: such as package development, test software and related hardware development, warehousing and drop shipment services

Historical Development

- Topaz was incorporated in Singapore as a limited liability company on October 31, 1994 and began operations in January 1995
- It completed the IPO of its Ordinary Shares and ADSs in February 2000 on Singapore Stock Exchange and NASDAQ respectively. As of February 28, 2007, the Company has a market capitalization of US$2.1bn[1]
- On August 5, 2004, Topaz completed its all-stock merger with Carat, a US company engaged in providing semiconductor packaging, testing and distribution test services. The merger resulted in Carat becoming a wholly-owned subsidiary of Topaz
  - Topaz and Carat shareholders owned approx. 54% and 46% stake in the merged company, respectively
- The merger, which significantly broadened the Company's capabilities in both packaging and test services, has enabled Topaz to take advantage of the customer bases of the formerly separate businesses to promote and sell the products and services to an enlarged customer base

Source: Company filings, annual reports

[1] *Based on a S$1.48 closing share price on the Singapore Stock Exchange and on a fully diluted basis (as extracted from the information regarding the basic shares outstanding, share options outstanding and convertible securities outstanding in the unaudited interim financial report of Topaz for the nine month period ended 24, September 2006)*

Overview of Topaz 4

Topaz Historical Financial Performance The merger of Topaz and Carat in 2004 drove revenue growth in 2004 and 2005. Overall business environment improved in 2006, driving both growth and improved profitability Net Revenue Topaz’s growth in 2004 and 2005 were primarily due to Topaz’s acquisition of Carat Growth in 2006 reflects a return to growth in the semiconductor industry coupled with a trend towards increased outsourcing of test and packaging EBITDA Company has been focusing on higher equipment utilization, improving product mix and continued cost control measures to improve profitability Source: Topaz’s annual reports and 2006 data is based on Topaz unaudited earnings release Pre-merger of Topaz and Carat (Topaz stand alone, excluding Carat). Consolidates Carat’s financials from August 2004 to December 2004. EBITDA is defined as Operating income (loss) plus Depreciation and Amortization expenses including goodwill write-offs.

Goldman Sachs

Topaz Revenue Breakdown

Packaging has increased in significance post the Topaz-Carat merger.
Customers headquartered in US remain to be the Company's primary clientele

By Product



100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
51.2%
52.5%
38.5%
27.8%
48.8%
47.5%
61.5%
72.2%
2002[1]
2003[1]
2004[2]
2005
Packaging
Test

- Revenue attributable to Carat's operations has had a relatively larger impact on the Company's packaging revenue
- Preliminary Company results for 2006 indicate continued strong growth in packaging

By Region[3]



100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
80.8%
81.4%
77.2%
76.5%
6.2%
4.7%
4.6%
2.3%
13.1%
13.9%
18.2%
21.2%
2002[1]
2003[1]
2004[2]
2005
Asia
Europe
US

- Topaz has strategically placed operations to service customer operations located around the world
- Close proximity with clients enhances overall communication, simplifies logistics and results in increased yield

Source: Topaz's annual reports

[1] *Pre-merger of Topaz and Carat (Topaz stand-alone, excluding Carat).*
[2] *Consolidates Carat's financials from August 2004 to December 2004.*
[3] *Geographic distribution of revenue based on the location of customers' headquarters – not indicative of shipment destination or end markets*

Overview of Topaz 6

III. Market Data

Topaz Share Price Performance Last 5 Years Source: Datastream, Bloomberg, Company announcements

Historical Stock Price Performance (Cont’d) Last 3 Months Last 6 Months Source: Datastream, as of February 28, 2007

Relative Share Price Performance Last 12 Months Topaz’ share price has underperformed some of its comparables in the last 12 months Source: Datastream

Relative Share Price Performance Last 5 Years Topaz’ share price has underperformed its comparables in the last 5 years Source: Datastream

Topaz Trading Level at Various Prices Note: Total basic shares outstanding is 1,999.8 mm, based on Topaz’s 3Q06 6K filing. Source: Datastream, as of February 28, 2007

Topaz Research Analyst Price Targets and Recommendations Analysts Recommendations Price Target Institution Date Recommendation (S$) UBS 2/26/2007 Buy $1.60 Nomura 2/23/2007 Buy $1.80 Macquarie 2/1/2007 Buy $1.85 UOB Kay Hian 1/29/2007 Hold - Morgan Stanley 1/26/2007 Hold $1.40 JPMorgan 1/26/2007 Hold $1.30 Daiwa Institute 1/26/2007 Buy - DBS Vickers 1/26/2007 Hold $1.35 Merrill Lynch 1/25/2007 Hold - Deutsche Bank 1/25/2007 Hold - ABN Amro 1/25/2007 Buy $1.51 Credit Suisse 1/25/2007 Buy $1.66 CIMB 1/25/2007 Buy $1.53 OCBC 1/25/2007 Buy $1.50 CLSA 1/25/2007 Buy $1.42 BNP Paribas 12/4/2006 Hold $1.30 Mean $1.52 Median $1.51 Recommendations Total Analysts: 16 IBES Median (USD mm except per share data) 2007E 2008E Sales 1,772 1,953 EBITDA 481 526 Net Income 132 163 Source: Brokerage reports, Bloomberg, Datastream and IBES estimates as of February 28, 2007

Comparison of Selected Topaz Research Forecasts Net Revenue (US$ mm) Note: (i) Percentages in bars for 2007E chart indicates YoY growth over 2006A net revenues and percentages in bars for 2008E chart indicates YoY growth over 2007E net revenues for the respective brokers (ii) IBES median excludes projections from ABN AMRO Source: Broker research, IBES estimates as of February 28, 2007

Comparison of Selected Topaz Research Forecasts EBITDA (US$ mm) 2007E 2008E Note: (i) Percentages in bars for 2007E and 2008E chart indicates EBITDA margins for the respective brokers (ii) IBES median excludes projections from ABN AMRO and Bear Stearns Source: Broker research, IBES estimates as of February 28, 2007

Analysis of Comparable Companies

IV. Precedent Transactions

Singaporean Public Offers Completed Takeover Offers Greater than US$50m - Since 2004

Review of Selected Transactions in the US Average Premia Paid Source: Public Filings, FactSet Transactions involving financial sponsors of US publicly traded and domiciled companies with an equity value greater than $200 million, excluding squeeze-outs. Includes deals that were terminated and are pending since 2000. Mean of four week average to undisturbed date. Based off undisturbed date, which is defined as the day prior to any significant public speculation or announcement of a potential sale transaction.

V. Summary of Preliminary Observations

Summary of Preliminary Observations Source: Datastream, IBES estimates as of February 28, 2007 Note: (i) Fully diluted shares outstanding of 2,192mm based on (A) 1,999.8mm basic shares outstanding as at September 24, 2006 (B) treasury stock method for treatment of stock options at current price of S$1.48 and (C) conversion of in-the-money US$150mm 2.5% convertible subordinated notes due 2008 to 161.9mm of ordinary shares (ii) Net Debt of US$454.3mm as at December 31, 2006 (less existing US$150mm 2.5% convertible subordinated notes due 2008 due to assumed conversion to shares and including Minority Interest of US$57.9mm) (iii) Exchange rate of S$1.529/US$1.00 Adjusted Book Value is 2006A Total Equity less (a) goodwill and intangibles of US$555.4mm plus (b) assumed conversion of in-the-money US$150mm 2.5% convertible subordinated notes due 2008 to shares and (c) cash proceeds from conversion of in-the-money options to shares.

Potential Range of Offer Prices IBES Estimates (In US$ mm unless stated otherwise)